EXHIBIT 99.1

March 18, 2011	TSX Venture Exchange Symbol: MDW NYSE Amex Symbol: MDW Website: www.midwaygold.com

Midway Gold - CFO change
Denver, Colorado – Midway Gold Corp. (the “Company”) reports that the Company has hired Fritz K. Schaudies as its Chief Financial Officer replacing Doris Meyer in that role.  The Company sincerely thanks Ms. Meyer for her dedication and support to the Company during its growth years.  As the Company now prepares itself to become a gold production company it needs a full time Chief Financial Officer to work in Denver with the rest of the management team.

Mr. Schaudies has over 35 years of progressive financial leadership experience in the mining and real estate development industries.  Mr. Schaudies brings extensive senior management expertise in the fields of financial accounting, acquisition analysis, financial and project forecasting, budgeting, and planning.  For the past four years Mr. Schaudies was a consultant to an emerging mining company’s start-up and operation of a gold mine in the State of Sonora, Mexico.  Prior to that Mr. Schaudies held various positions with Newmont, Echo Bay Mines, Arch Mineral, Morrison Knudsen, and the Consolidation Coal Company (now Consol Energy).  Mr. Schaudies is a registered CPA in Colorado, holds an MBA from Boise State University, completed extensive work towards a M.S. in Accounting at the University of Colorado, holds an undergraduate degree in accounting from Wheeling College and an undergraduate degree in Botany from the Ohio University.

ON BEHALF OF THE BOARD
"Dan Wolfus"
Dan Wolfus, Director, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.